Exhibit 16.1

September 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549 Commissioners:

We have read Changes in Independent Registered Public Accounting Firm of Form S-1 dated August 8, 2025 and we agree with such statements, except that we are not in a position to agree or disagree with Cardinal Civil Contracting, LLC’s statement that Grant Thornton LLP, or GT, was appointed as the independent registered public accounting firm on June 19, 2025 or that the change in independent registered public accounting firm was approved by management. We are also not in a position to agree or disagree with Cardinal Civil Contracting, LLC’s statement that GT was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Cardinal Civil Contracting, LLC’s consolidated financial statements, or any other matters described in Changes in Independent Registered Public Accounting Firm of Form S-1.

Sincerely,

/s/ Thomas, Judy & Tucker, P.A.

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